Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS THIRD QUARTER NET INCOME OF $925 MILLION AND $1.64 DILUTED EPS

Net Income up 11 Percent Over Third Quarter 2011

Customers and Revenue Grow

PITTSBURGH, Oct. 16, 2012 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $925 million, or $1.64 per diluted common share, for the third quarter of 2012 compared with $546 million, or $.98 per diluted common share, for the second quarter of 2012 and $834 million, or $1.55 per diluted common share, for the third quarter of 2011. For the first nine months of 2012 the company earned net income of $2.3 billion, or $4.06 per diluted common share, compared with $2.6 billion, or $4.79 per diluted common share, for the first nine months of 2011.

“PNC reported excellent results for the third quarter with 2012 shaping up to be another good year,” said James E. Rohr, chairman and chief executive officer. “On the strength of our products, brand and execution we continued to increase the number of customers we serve resulting in revenue and loan growth. We also remained focused on controlling costs while investing for the future and managing risk and capital. As a result, PNC is well positioned to continue to create shareholder value.”

Income Statement Highlights

•	Strong earnings for the third quarter were driven by customer growth, higher revenue and disciplined credit and expense management.

•	PNC continued to grow and deepen customer relationships across businesses and geographies through new client acquisition and cross sales.

–    Retail Banking net checking relationships grew 230,000 organically in the first nine months of 2012, or 4 percent on an annualized basis.

–    Corporate & Institutional Banking continued to execute on strategic initiatives, including in the Southeast, by organically growing and deepening client relationships that meet appropriate risk/return measures. Approximately 775 new corporate banking primary clients were added in the first nine months of 2012.

–    Asset management new primary client acquisitions were nearly 25 percent higher in the first nine months of 2012 compared with the same period of 2011.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 2

•	Net interest income of $2.4 billion for the third quarter decreased $.1 billion compared with the second quarter primarily due to the impact of lower purchase accounting accretion.

•

Noninterest income increased to $1.7 billion for the third quarter compared with $1.1 billion for the second quarter. Client fee income remained strong. Third quarter included a $137 million pretax gain on the sale of a portion of PNC’s investment in Visa shares. Second quarter noninterest income was reduced by a $438 million provision for residential mortgage repurchase obligations.

•	Provision for credit losses declined to $228 million for the third quarter compared with $256 million for the second quarter.

•	Noninterest expense was stable at $2.65 billion for both the third and second quarters reflecting effective cost management while investing in products and markets.

Balance Sheet Highlights

•	Loans grew $1.5 billion, or 1 percent, during the third quarter to $182 billion at September 30, 2012 compared with June 30, 2012 reflecting continued growth but at a slower pace.

–    Total commercial lending increased $1.1 billion, or 1 percent, over the second quarter.

–    Consumer lending increased $.4 billion as an increase in automobile loans was partially offset by runoff in residential real estate loans and lower education loans.

•	Overall credit quality improved during the third quarter of 2012 compared with the second quarter.

–    Nonperforming assets of $4.0 billion at September 30, 2012 declined $.2 billion, or 4 percent.

–    Accruing loans past due decreased 1 percent.

•	Total deposits were $206 billion at September 30, 2012 compared with $207 billion at June 30, 2012.

–    Transaction deposits grew $2.3 billion, or 1 percent, during the third quarter to $168 billion, or 82 percent of deposits, at September 30, 2012.

–    Retail certificates of deposit declined $1.2 billion due to runoff of maturing accounts.

–    Time deposits decreased $1.7 billion reflecting lower Eurodollar deposits.

•	PNC’s balance sheet remained core funded with a loans to deposits ratio of 88 percent at September 30, 2012 and retained a strong bank holding company liquidity position.

•

PNC issued $480 million of 5.375 percent preferred stock in late September and early October 2012. In total, approximately $2 billion of preferred stock was issued in the first nine months of 2012 with a weighted average rate of 5.9 percent. Trust preferred securities redeemed in the first nine months of 2012 totaled $1.8 billion with a weighted average rate of 7.2 percent, effectively lowering funding costs.

•	PNC strengthened its strong capital levels. The Tier 1 common capital ratio increased to an estimated 9.5 percent at September 30, 2012 from 9.3 percent at June 30, 2012.

Earnings Summary
In millions, except per share data	3Q12	2Q12	3Q11
Net income	$925	$546	$834
Diluted earnings per common share	$1.64	$.98	$1.55
Average diluted common shares outstanding	529	530	526
Return on average assets	1.23%	.74%	1.24%
Return on average common equity	10.15%	6.23%	10.25%
Book value per common share Period end	$66.41	$64.00	$61.92
Cash dividends declared per common share	$.40	$.40	$.35

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 3

Third quarter 2012 net income included an after tax gain on the sale of 5 million Visa Class B common shares of $89 million, or $.17 per diluted common share, noncash charges for unamortized discounts related to redemption of trust preferred securities of $61 million after tax, or $.12 per diluted common share, and integration costs of $23 million after tax, or $.04 per diluted common share. Second quarter 2012 net income was reduced by $284 million after tax, or $.54 per diluted common share, for provision for residential mortgage repurchase obligations, which was significantly higher than the third quarter provision, noncash charges for unamortized discounts related to redemption of trust preferred securities of $85 million after tax, or $.16 per diluted common share, and integration costs of $34 million after tax, or $.06 per diluted common share. Net income for the nine months ended September 30, 2012 was reduced by $538 million after tax, or $1.02 per diluted common share, for these four items compared with $52 million after tax, or $.10 per diluted common share, for the first nine months of 2011.

The Consolidated Financial Highlights accompanying this news release include additional information regarding provisions for residential mortgage repurchase obligations, trust preferred redemption charges, integration costs and gain on sale of Visa shares and include reconciliations of reported amounts to non-GAAP financial measures, including a reconciliation of business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion. Information in this news release including the financial tables is unaudited. See the notes in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11
Net interest income	$2,399	$2,526	$2,175	(5)%	10%
Noninterest income	1,689	1,097	1,369	54%	23%
Total revenue	$4,088	$3,623	$3,544	13%	15%

Total revenue for the third quarter of 2012 grew compared with both the second quarter of 2012 and the third quarter of 2011. Third quarter 2012 total revenue continued to reflect strong client fee income and included a gain on sale of a portion of PNC’s investment in Visa shares.

Net interest income decreased compared with the second quarter primarily due to lower purchase accounting accretion. Core net interest income was relatively stable in the comparison as the impact of lower yields on interest earning assets was largely offset by loan growth. Net interest income increased compared with third quarter 2011 as a result of higher core net interest income somewhat offset by lower purchase accounting accretion. Growth in core net interest income was driven by the RBC Bank (USA) acquisition, organic loan growth and lower funding costs. The net interest margin decreased to 3.82 percent for the third quarter of 2012 compared with 4.08 percent for the second quarter of 2012 and 3.89 percent for the third quarter of 2011. The linked quarter decrease in the net interest margin was 26 basis points, with 16 basis points of the decline due to lower purchase accounting accretion.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 4

Noninterest Income
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11
Asset management	$305	$278	$287	10%	6%
Consumer services	288	290	330	(1)%	(13)%
Corporate services	295	290	187	2%	58%
Residential mortgage
Residential mortgage banking	264	265	229	–	15%
Provision for residential mortgage repurchase obligations	(37)	(438)	(31)	NM	19%
Service charges on deposits	152	144	140	6%	9%
Net gains on sales of securities	40	62	68	(35)%	(41)%
Net other-than-temporary impairments	(24)	(34)	(35)	29%	31%
Other	406	240	194	69%	109%
	$1,689	$1,097	$1,369	54%	23%

Noninterest income for the third quarter of 2012 grew in comparison with both second quarter 2012 and third quarter 2011. The increase in noninterest income of $592 million compared with the second quarter included a lower provision for residential mortgage repurchase obligations and a gain on sale of a portion of PNC’s investment in Visa shares.

Asset management fees grew $27 million compared with the second quarter driven by stronger equity markets and growth in fees and customers. Consumer services, corporate services and residential mortgage banking revenue remained stable with second quarter levels. Residential mortgage banking revenue included growth in loan sales revenue driven by higher loan origination volume offset by lower net hedging gains on mortgage servicing rights. Service charges on deposits grew $8 million compared with the second quarter due to customer growth and increased customer activity. Other noninterest income increased $166 million compared with the linked quarter primarily as a result of a $137 million pretax gain on the sale of 5 million Visa Class B common shares and an increase in value of hedges on deferred compensation obligations driven by higher stock market prices. At September 30, 2012, PNC’s remaining investment in Visa Class B common shares was approximately 18 million shares with a fair value of approximately $1 billion.

Noninterest income for the third quarter of 2012 increased $320 million compared with the third quarter of 2011. Stronger equity markets and growth in fees and customers drove the $18 million increase in asset management fees. Consumer service fees decreased $42 million reflecting the regulatory impact of lower interchange fees on debit card transactions partially offset by customer growth. Corporate service fees increased $108 million resulting from strong customer growth and the impact of lower commercial mortgage servicing rights values in third quarter 2011. Residential mortgage banking revenue grew $35 million due to higher loan sales revenue driven by higher loan origination volume partially offset by lower net hedging gains on mortgage servicing rights. Service charges on deposits increased $12 million reflecting continued success in growing customers including the RBC Bank (USA) acquisition. Other noninterest income increased $212 million compared with third quarter 2011 primarily attributable to the gain on sale of a portion of

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 5

PNC’s investment in Visa shares and an increase in value of hedges on deferred compensation obligations.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11

Personnel	$1,171	$1,119	$949	5%	23%
Occupancy	212	199	171	7%	24%
Equipment	185	181	159	2%	16%
Marketing	74	67	72	10%	3%
Other	1,008	1,082	789	(7)%	28%

	$2,650	$2,648	$2,140	–	24%

Noninterest expense for the third quarter of 2012 was stable with the second quarter reflecting effective cost management. Decreases in noncash charges for unamortized discounts related to redemption of trust preferred securities and lower integration costs were offset by an increase in personnel costs including an increase in expense for deferred compensation obligations driven by higher stock market prices.

Noninterest expense for the third quarter of 2012 increased $510 million compared with third quarter 2011 primarily driven by operating expense for the RBC Bank (USA) acquisition, noncash charges related to redemption of trust preferred securities, higher integration costs, and higher personnel expense including an increase in the cost of deferred compensation obligations driven by higher stock market prices.

The effective tax rate was 23.6 percent for the third quarter of 2012 compared with 24.1 percent for the second quarter of 2012 and 27.0 percent for the third quarter of 2011.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $301 billion at September 30, 2012 compared with $300 billion at June 30, 2012 and $269 billion at September 30, 2011. Loan growth drove the linked quarter increase. In the comparison with the prior year third quarter, higher assets were primarily due to the RBC Bank (USA) acquisition and organic loan growth.

Loans
				Change 9/30/12 vs	Change 9/30/12 vs
In billions	9/30/2012	6/30/2012	9/30/2011	6/30/12	9/30/11

Commercial lending	$105.2	$104.1	$84.8	1%	24%
Consumer lending	76.7	76.3	69.7	1%	10%

Total loans	$181.9	$180.4	$154.5	1%	18%

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 6

Commercial lending increased $1.1 billion during the third quarter of 2012 as a result of continued strong loan growth primarily in corporate banking and asset-based lending. Consumer lending increased $.4 billion compared with June 30, 2012 as higher automobile loans were offset by runoff in residential real estate loans and lower education loans. Total loan originations and new commitments and renewals were $40 billion for the third quarter of 2012, including $1.2 billion of small business loans, compared with $41 billion for the second quarter of 2012 and $39 billion for the third quarter of 2011. Average loans of $180.7 billion in the third quarter of 2012 increased $2.8 billion, or 2 percent, compared with the second quarter, and $28.9 billion, or 19 percent, compared with third quarter 2011 reflecting organic loan growth and, in the comparison with third quarter 2011, loans added in the RBC Bank (USA) acquisition.

Investment securities were $62.8 billion at September 30, 2012 compared with $61.9 billion at June 30, 2012 and $62.1 billion at September 30, 2011. Average investment securities were $60.9 billion for the third quarter of 2012 compared with $61.4 billion for the second quarter and $57.7 billion for the third quarter of 2011. At September 30, 2012, the available for sale investment securities balance included a net unrealized pretax gain of $1.6 billion representing the difference between fair value and amortized cost compared with net unrealized pretax gains of $.7 billion at June 30, 2012 and $.1 billion at September 30, 2011. The increase compared with the previous quarters was primarily due to improvement in non-agency residential mortgage backed-securities and lower market interest rates.

Interest-earning deposits with banks of $2.3 billion at September 30, 2012 decreased $1.7 billion compared with June 30, 2012 primarily due to lower funds on deposit with the Federal Reserve. Loans held for sale of $2.7 billion at September 30, 2012 decreased $.6 billion compared with June 30, 2012 attributable to net sales of residential mortgages held for sale.

Deposits
In billions	9/30/2012	6/30/2012	9/30/2011	Change 9/30/12 vs 6/30/12	Change 9/30/12 vs 9/30/11
Transaction deposits	$168.4	$166.1	$143.0	1%	18%
Other deposits	37.9	40.8	44.7	(7)%	(15)%
Total deposits	$206.3	$206.9	$187.7	–	10%

Total deposits at September 30, 2012 decreased $.6 billion compared with June 30, 2012 and increased $18.6 billion compared with September 30, 2011. In the linked quarter comparison, growth in transaction deposits of $2.3 billion was more than offset by a decline of $1.2 billion in retail certificates of deposit due to runoff of maturing accounts and a decrease of $1.7 billion in time deposits, primarily Eurodollar deposits. In the comparison with third quarter 2011, the increase was attributable to deposits added in the RBC Bank (USA) acquisition and organic transaction deposit growth. Average deposits were $203.8 billion for the third quarter of 2012, an increase of $1.1 billion over the second quarter and $19.8 billion over third quarter 2011. Average deposits increased in the linked quarter comparison primarily due to growth in noninterest-bearing transaction deposits.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 7

Borrowed funds decreased to $43.1 billion at September 30, 2012 compared with $43.7 billion at June 30, 2012 and increased compared with $35.1 billion at September 30, 2011. In the linked quarter comparison decreases in subordinated debt and Federal Home Loan Bank borrowings were partially offset by an increase in commercial paper. The decline in subordinated debt reflected the redemption of trust preferred securities. On July 30, 2012, PNC redeemed $450 million of 7.750 percent trust preferred securities issued by PNC Capital Trust E and $517.5 million of 8.000 percent trust preferred securities issued by National City Capital Trust IV. The redemptions resulted in third quarter 2012 noncash charges for unamortized discounts of $95 million. Trust preferred securities redeemed in the first nine months of 2012 totaled $1.8 billion with a weighted average rate of 7.2 percent, effectively lowering funding costs. Borrowed funds increased compared with September 30, 2011 primarily due to higher commercial paper and Federal Home Loan Bank borrowings. Average borrowed funds were $43.7 billion for the third quarter of 2012, $43.1 billion for the second quarter of 2012 and $33.9 billion for third quarter 2011.

Capital
	9/30/2012 *	6/30/2012	9/30/2011

Common shareholders’ equity In billions	$35.1	$33.9	$32.6
Tier 1 common capital ratio	9.5%	9.3%	10.5%
Tier 1 risk-based capital ratio	11.7%	11.4%	13.1%

* Ratios estimated

PNC strengthened its strong capital levels and ratios. The increase in common shareholders’ equity was primarily attributable to the retention of earnings. The Tier 1 common capital ratio increased compared with the second quarter as growth in retained earnings was partially offset by an increase in risk-weighted assets from loan growth. PNC’s goal is to be within a Basel III Tier 1 common capital ratio range of between 8.0 to 8.5 percent by year end 2013 without benefit of phase-ins, based on current understanding of Basel III proposed rules, estimates of Basel II (with proposed modifications) risk-weighted assets, and application of Basel II.5 rules.

PNC issued $450 million of 5.375 percent preferred stock on September 21, 2012 which was reflected in the increase in the Tier 1 risk-based capital ratio. An additional $30 million of this preferred stock was issued on October 9, 2012. The decline in the Tier 1 common and Tier 1 risk-based capital ratios compared with September 30, 2011 primarily reflected the impact of the RBC Bank (USA) acquisition.

The PNC board of directors recently declared a quarterly common stock cash dividend of 40 cents per share with a payment date of November 5, 2012. PNC plans to purchase up to $250 million of common stock under its existing 25 million share repurchase program in open market or privately negotiated transactions during 2012. Such purchases were initiated in the second quarter with approximately $50 million repurchased as of June 30, 2012 and an additional $85 million repurchased in the third quarter of 2012.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 8

CREDIT QUALITY REVIEW
Credit Quality
	At or for the quarter ended			Change 9/30/12 vs	Change 9/30/12 vs
In millions	9/30/2012	6/30/2012	9/30/2011	6/30/12	9/30/11

Nonperforming loans	$3,414	$3,458	$3,692	(1)%	(8)%
Nonperforming assets	$4,021	$4,176	$4,298	(4)%	(6)%
Accruing loans past due 90 days or more	$2,456	$2,483	$2,768	(1)%	(11)%
Net charge-offs	$331	$315	$365	5%	(9)%
Provision for credit losses	$228	$256	$261	(11)%	(13)%
Allowance for loan and lease losses	$4,039	$4,156	$4,507	(3)%	(10)%

Overall credit quality improved during the third quarter of 2012 compared with the second quarter. The decline in nonperforming assets at September 30, 2012 compared with June 30, 2012 was primarily attributable to decreases in commercial real estate nonperforming loans and other real estate owned partially offset by increases in home equity and residential mortgage nonperforming loans. Total consumer lending nonperforming loans, primarily home equity and residential mortgage, increased $112 million for additional troubled debt restructurings, net of charge-offs, resulting from bankruptcy where a concession has been granted to a borrower based upon discharge from personal liability, in accordance with regulatory guidance. A substantial portion of this increase in nonperforming loans, or 90 percent, was current on payments at September 30, 2012. The decline in nonperforming assets from third quarter 2011 resulted from lower commercial real estate and commercial nonperforming loans partially offset by higher nonperforming consumer loans including those added in the RBC Bank (USA) acquisition. Higher nonperforming consumer loans included an increase in nonperforming home equity loans resulting from a first quarter 2012 policy change which placed home equity loans on nonaccrual status when past due 90 days or more compared with 180 days under the prior policy. Nonperforming assets to total assets were 1.34 percent at September 30, 2012 compared with 1.39 percent at June 30, 2012 and 1.59 percent at September 30, 2011.

Overall delinquencies decreased by $29 million, or 1 percent, as of September 30, 2012 compared with June 30, 2012 with accruing loans past due 90 days or more declining $27 million.

Net charge-offs for the third quarter of 2012 were .73 percent of average loans on an annualized basis compared with .71 percent for the second quarter of 2012 and .95 percent for the third quarter of 2011. Net charge-offs for the third quarter of 2012 included $83 million related to the additional consumer loan troubled debt restructurings resulting from bankruptcy.

The allowance for loan and lease losses to total loans was 2.22 percent at September 30, 2012, 2.30 percent at June 30, 2012 and 2.92 percent at September 30, 2011. The decrease in the allowance in both comparisons resulted from improved overall credit quality. The allowance to nonperforming loans was 118 percent at September 30, 2012 compared with 120 percent at June 30, 2012 and 122 percent at September 30, 2011.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 9

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)

In millions	3Q12	2Q12	3Q11

Retail Banking	$192	$136	$121
Corporate & Institutional Banking	607	577	437
Asset Management Group	37	38	40
Residential Mortgage Banking	36	(213)	23
Non-Strategic Assets Portfolio	40	67	93
Other, including BlackRock	13	(59)	120

Net income	$925	$546	$834

Enhancements were made to internal transfer pricing methodology during the second quarter of 2012. Prior period amounts have been reclassified to conform with the current period presentation.

See accompanying notes in Consolidated Financial Highlights

Retail Banking
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11

Net interest income	$1,076	$1,114	$956	$(38)	$120
Noninterest income	$588	$437	$467	$151	$121
Provision for credit losses	$220	$165	$206	$55	$14
Noninterest expense	$1,140	$1,171	$1,026	$(31)	$114
Earnings	$192	$136	$121	$56	$71

In billions
Average loans	$64.5	$64.4	$58.2	$.1	$6.3
Average deposits	$131.4	$132.3	$122.5	$(.9)	$8.9

Retail Banking’s earnings for the third quarter of 2012 increased compared with both the second quarter of 2012 and the third quarter of 2011. Net interest income declined in the linked quarter comparison as a result of lower purchase accounting accretion related to second quarter maturities of the final wave of higher rate acquired certificate of deposit accounts. In the comparison with third quarter 2011, the increase in net interest income was attributable to the RBC Bank (USA) acquisition, improvements in deposit spreads and growth in indirect auto loans. Noninterest income increased in both comparisons due to the pretax gain of $137 million on the sale of 5 million Visa Class B common shares. Noninterest expense for the third quarter of 2012 declined in the linked quarter comparison as a result of higher additions to legal reserves in the second quarter and increased over third quarter 2011 due to operating expense for the RBC Bank (USA) acquisition.

•

Retail Banking continued to successfully execute its core strategy to grow consumer and small business checking households. Checking relationships totaled 6,451,000 at September 30, 2012, up 230,000 in organic growth in the first nine months of 2012, or 4 percent on an annualized basis. Active online banking and active online bill payment customers increased organically 12 percent and 7 percent, respectively, since the beginning of 2012.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 10

•

Average transaction deposits for the third quarter of 2012 increased $.8 billion over the second quarter of 2012. Average certificates of deposit declined $1.7 billion due to runoff of maturing accounts. In the comparison with third quarter 2011, average transaction deposits increased $15.1 billion, or 18 percent, attributable to the RBC Bank (USA) acquisition and organic growth. Average certificates of deposit decreased $7.9 billion, or 24 percent.

•

Average loans were stable with second quarter 2012 and increased 11 percent compared with the third quarter of 2011 primarily as a result of home equity and commercial loans from the RBC Bank (USA) acquisition and growth in indirect auto loans. An indirect auto loan portfolio of approximately $.5 billion was purchased in September 2012.

•

Net charge-offs increased to $219 million for the third quarter of 2012 compared with $187 million in the second quarter of 2012 and $182 million in the third quarter of 2011. Higher net charge-offs in the third quarter of 2012 related to the consumer loan troubled debt restructurings resulting from bankruptcy. Nonperforming assets were $1.1 billion at September 30, 2012, an increase of $105 million compared with June 30, 2012.

•	PNC’s expansive branch footprint covers nearly half of the U.S. population in 17 states and Washington, D.C. with a network of 2,887 branches and 7,261 ATMs at September 30, 2012.

Corporate & Institutional Banking
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11

Net interest income	$1,019	$1,085	$898	$(66)	$121
Corporate service fees	$258	$248	$150	$10	$108
Other noninterest income	$139	$106	$101	$33	$38
Provision for credit losses (benefit)	$(61)	$33	$11	$(94)	$(72)
Noninterest expense	$520	$496	$448	$24	$72
Earnings	$607	$577	$437	$30	$170

In billions
Average loans	$89.4	$86.2	$67.7	$3.2	$21.7
Average deposits	$60.2	$59.5	$51.9	$.7	$8.3

Earnings for Corporate & Institutional Banking for the third quarter of 2012 increased compared with both the second quarter of 2012 and the third quarter of 2011 reflecting improvement in the provision for credit losses, which was a benefit in third quarter 2012. Net interest income declined in the linked quarter comparison due to lower purchase accounting accretion. Compared with third quarter 2011, net interest income increased primarily as a result of higher average loans from organic growth and the RBC Bank (USA) acquisition. Corporate service fees increased compared with the third quarter of 2011 largely due to the impact of lower commercial mortgage servicing rights values in third quarter 2011. Noninterest expense increased in both comparisons primarily due to higher compensation-related costs driven by improved performance and higher staffing and, in the prior year quarter comparison, operating expense for the RBC Bank (USA) acquisition.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 11

•

Average loans increased in both comparisons due to strong organic growth in corporate banking, real estate finance and asset-based lending. Loans added in the RBC Bank (USA) acquisition contributed to the increase in the comparison to third quarter 2011.

•	Average deposits increased from the third quarter of 2011 due to deposits added in the RBC Bank (USA) acquisition and inflows into noninterest-bearing demand deposits.

•

Net charge-offs were $35 million in the third quarter of 2012 compared with $30 million in the second quarter of 2012 and $94 million in the third quarter of 2011. The decrease from third quarter 2011 reflected declines across all loan portfolios. Nonperforming assets declined for the tenth consecutive quarter.

•	The commercial mortgage servicing portfolio was $265 billion at September 30, 2012, $264 billion at June 30, 2012 and $267 billion at September 30, 2011.

Asset Management Group
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11

Net interest income	$73	$75	$69	$(2)	$4
Noninterest income	$170	$165	$159	$5	$11
Provision for credit losses (benefit)	$4	$(1)	$(10)	$5	$14
Noninterest expense	$180	$181	$175	$(1)	$5
Earnings	$37	$38	$40	$(1)	$(3)

In billions
Assets under administration Quarter end	$222	$214	$202	$8	$20
Average loans	$6.2	$6.1	$6.1	$.1	$.1
Average deposits	$7.9	$8.1	$7.8	$(.2)	$.1

Asset Management Group earnings for the third quarter of 2012 were relatively stable with the second quarter of 2012. Higher noninterest income resulted from stronger equity markets and continued focus on client acquisition. Net interest income decreased due to cyclical declines in deposit balances compared with the second quarter. Earnings declined compared with the third quarter of 2011 as growth in revenue was offset by a provision for credit losses compared with a benefit in third quarter 2011 and higher expenses from strategic investments in the business.

•	New primary client acquisitions were nearly 25 percent higher in the first nine months of 2012 compared with the first nine months of 2011.

•

Assets under administration at September 30, 2012 included discretionary assets under management of $112 billion and nondiscretionary assets under administration of $110 billion. Discretionary assets under management at September 30, 2012 increased $9 billion compared with September 30, 2011 driven by stronger equity markets and net positive flows.

•

Average loans increased compared with the second quarter of 2012 as new client originations, primarily home equity installment loans, benefited from an attractive interest rate environment and loan referrals from other lines of business. Average deposits decreased due to cyclical declines in deposits between the second and third quarters of 2012.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 12

Residential Mortgage Banking
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11

Net interest income	$52	$53	$46	$(1)	$6
Noninterest income
Provision for residential mortgage repurchase obligations	$(37)	$(438)	$(31)	$401	$(6)
Other noninterest income	$269	$276	$239	$(7)	$30
Provision for credit losses (benefit)	$2	$(2)	$15	$4	$(13)
Noninterest expense	$226	$230	$203	$(4)	$23
Earnings (loss)	$36	$(213)	$23	$249	$13

In billions
Residential mortgage servicing portfolio	$119	$116	$121	$3	$(2)
Loan origination volume	$3.8	$3.6	$2.6	$.2	$1.2

Residential Mortgage Banking earnings increased compared with the second quarter of 2012 driven by a lower provision for residential mortgage repurchase obligations. In both comparisons, other noninterest income reflected growth in loan sales revenue driven by higher loan origination volume substantially offset by lower net hedging gains on mortgage servicing rights. Noninterest expense increased compared with third quarter 2011 resulting from higher residential mortgage origination volume and servicing costs, partially offset by lower residential mortgage foreclosure-related expenses.

Loan origination volume was strong in the third quarter of 2012. Approximately 30 percent of originations were under the revised Home Affordable Refinance Program. The fair value of mortgage servicing rights was $.6 billion at both September 30, 2012 and June 30, 2012 and $.7 billion at September 30, 2011. The decline in fair value from the prior year was primarily due to lower mortgage interest rates.

Non-Strategic Assets Portfolio
In millions	3Q12	2Q12	3Q11	Change 3Q12 vs 2Q12	Change 3Q12 vs 3Q11

Net interest income	$195	$221	$228	$(26)	$(33)
Noninterest income	$9	$2	$10	$7	$(1)
Provision for credit losses	$61	$50	$45	$11	$16
Noninterest expense	$79	$67	$47	$12	$32
Earnings	$40	$67	$93	$(27)	$(53)

In billions
Average loans	$12.4	$12.9	$13.1	$(.5)	$(.7)

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 13

Non-Strategic Assets Portfolio segment earnings decreased in the third quarter of 2012 compared with both the second quarter of 2012 and the third quarter of 2011. The decline in both comparisons was due to a decrease in net interest income driven by lower purchase accounting accretion and lower loan balances and an increase in noninterest expense primarily related to taxes and insurance on delinquent mortgage loans. The comparison to the prior year quarter was also impacted by higher other real estate owned expense in third quarter 2012.

•

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The decrease in average loans in both comparisons reflected customer payment activity and portfolio management activities to reduce underperforming assets. Certain assets in this segment continue to require special servicing and management oversight.

•

Net charge-offs were $65 million for the third quarter of 2012 compared with $83 million for the second quarter of 2012 and $74 million for the third quarter of 2011. The linked quarter decrease was primarily due to a decline in net charge-offs on construction loans. The decline from third quarter 2011 was attributable to lower net charge-offs on residential development loans.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded income of $13 million in “Other, including BlackRock” for the third quarter of 2012 compared with a loss of $59 million for the second quarter of 2012 and earnings of $120 million for the third quarter of 2011. The increase in earnings in the linked quarter comparison included lower noncash charges related to redemption of trust preferred securities and lower integration costs. In the comparison with third quarter 2011, the decline in earnings was primarily due to noncash charges related to redemption of trust preferred securities and higher integration costs.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3515 or (303) 223-2681 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 14

(800) 633-8284 or (402) 977-9140 (international), conference ID 21605083 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30 2012	June 30 2012	September 30 2011	September 30 2012	September 30 2011

Revenue
Net interest income	$2,399	$2,526	$2,175	$7,216	$6,501
Noninterest income	1,689	1,097	1,369	4,227	4,276

Total revenue	4,088	3,623	3,544	11,443	10,777
Noninterest expense	2,650	2,648	2,140	7,753	6,386

Pretax, pre-provision earnings (a)	1,438	975	1,404	3,690	4,391
Provision for credit losses	228	256	261	669	962

Income before income taxes and noncontrolling interests (pretax earnings)	$1,210	$719	$1,143	$3,021	$3,429

Net income (b)	$925	$546	$834	$2,282	$2,578
Less:
Net income (loss) attributable to noncontrolling interests	(14)	(5)	4	(13)	(2)
Preferred stock dividends and discount accretion	63	25	4	127	33

Net income attributable to common shareholders	$876	$526	$826	$2,168	$2,547

Diluted earnings per common share	$1.64	$.98	$1.55	$4.06	$4.79

Cash dividends declared per common share	$.40	$.40	$.35	$1.15	$.80

Gain on sale of Visa Class B common shares:
Pretax	$137			$137
After-tax	$89			$89
Impact on diluted earnings per share	$.17			$.17

Integration costs:
Pretax	$35	$52	$8	$232	$14
After-tax	$23	$34	$5	$151	$9
Impact on diluted earnings per share	$.04	$.06	$.01	$.29	$.02

Noncash charges for unamortized discounts related to redemption of trust preferred securities:
Pretax	$95	$130		$225
After-tax	$61	$85		$146
Impact on diluted earnings per share	$.12	$.16		$.28

Provision for residential mortgage repurchase obligations:
Pretax	$37	$438	$31	$507	$66
After-tax	$24	$284	$20	$330	$43
Impact on diluted earnings per share	$.05	$.54	$.04	$.62	$.08

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

The after-tax amounts in this table were calculated using a marginal federal income tax rate of 35% and include applicable income tax adjustments.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Nine months ended
	September 30 2012	June 30 2012	September 30 2011	September 30 2012	September 30 2011

PERFORMANCE RATIOS
Net interest margin (a)	3.82%	4.08%	3.89%	3.93%	3.92%
Noninterest income to total revenue	41	30	39	37	40
Efficiency (b)	65	73	60	68	59
Return on:
Average common shareholders’ equity	10.15	6.23	10.25	8.61	10.93
Average assets	1.23	.74	1.24	1.04	1.31

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions

Retail Banking (e)	$192	$136	$121	$475	$309
Corporate & Institutional Banking (f)	607	577	437	1,679	1,343
Asset Management Group	37	38	40	111	143
Residential Mortgage Banking (g)	36	(213)	23	(116)	150
Non-Strategic Assets Portfolio	40	67	93	178	202
Other, including BlackRock (d) (h) (i)	13	(59)	120	(45)	431

Total net income	$925	$546	$834	$2,282	$2,578

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2012, June 30, 2012, and September 30, 2011 were $36 million, $35 million, and $27 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2012 and September 30, 2011 were $102 million and $76 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. During the second quarter of 2012, enhancements were made to the funds transfer pricing methodology. Retrospective application of our new funds transfer pricing methodology has been made to the prior period reportable business segment results and disclosures to create comparability to the current period presentation, which we believe is more meaningful to readers of our financial statements. During the third quarter of 2012, enhancements were made to certain assumptions used to estimate our total allowance for loan and lease losses (ALLL) and provision. The estimated impact as of the beginning of the third quarter 2012, was approximately an increase of $41 million and a decrease of $55 million to the provision for credit losses of Retail Banking and Corporate & Institutional Banking, respectively.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2012 Form 10-Q will include additional information regarding BlackRock.
(e)	Includes gain on the sale of a portion of Visa Class B common shares. See page 15 for additional information related to these amounts.
(f)	We consider a primary client relationship to be a corporate banking client relationship with annual revenue generation of $10,000 to $50,000 or more.
(g)	Includes provisions for residential mortgage repurchase obligations. See page 15 for additional information related to these amounts.
(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments, including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.
(i)	Includes amounts for integration costs and noncash charges for unamortized discounts related to redemption of trust preferred securities. See page 15 for additional information related to these amounts.

Total and Core Net Interest Income

	Three months ended			Nine months ended
In millions	September 30 2012	June 30 2012	September 30 2011	September 30 2012	September 30 2011

Core net interest income (a)	$2,154	$2,183	$1,884	$6,365	$5,639
Purchase accounting accretion (a)	245	343	291	851	862

Total net interest income	$2,399	$2,526	$2,175	$7,216	$6,501

(a)	We believe that core net interest income and purchase accounting accretion are useful in evaluating the components of net interest income.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2012	June 30 2012	September 30 2011

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$300,803	$299,575	$269,470
Loans (a) (b)	181,864	180,425	154,543
Allowance for loan and lease losses (a)	4,039	4,156	4,507
Interest-earning deposits with banks (a)	2,321	3,995	2,773
Investment securities (a)	62,814	61,937	62,105
Loans held for sale (b)	2,737	3,333	2,491
Goodwill and other intangible assets	10,941	10,962	10,156
Equity investments (a) (c)	10,846	10,617	9,915

Noninterest-bearing deposits	64,484	64,476	55,180
Interest-bearing deposits	141,779	142,447	132,552
Total deposits	206,263	206,923	187,732
Transaction deposits	168,377	166,043	143,015
Borrowed funds (a)	43,104	43,689	35,102
Shareholders’ equity	38,683	37,005	34,219
Common shareholders’ equity	35,124	33,884	32,583
Accumulated other comprehensive income	991	402	397

Book value per common share	66.41	64.00	61.92
Common shares outstanding (millions)	529	529	526
Loans to deposits	88%	87%	82%

CLIENT ASSETS (billions)
Discretionary assets under management	$112	$109	$103
Nondiscretionary assets under administration	110	105	99

Total assets under administration	222	214	202
Brokerage account assets	38	36	33

Total client assets	$260	$250	$235

CAPITAL RATIOS
Tier 1 common (d)	9.5%	9.3%	10.5%
Tier 1 risk-based (d)	11.7	11.4	13.1
Total risk-based (d)	14.5	14.2	16.5
Leverage (d)	10.4	10.1	11.4
Common shareholders’ equity to assets	11.7	11.3	12.1

ASSET QUALITY
Nonperforming loans to total loans	1.88%	1.92%	2.39%
Nonperforming assets to total loans, OREO and foreclosed assets	2.20	2.31	2.77
Nonperforming assets to total assets	1.34	1.39	1.59
Net charge-offs to average loans (for the three months ended) (annualized)	.73	.71	.95
Allowance for loan and lease losses to total loans	2.22	2.30	2.92
Allowance for loan and lease losses to nonperforming loans (e)	118	120	122
Accruing loans past due 90 days or more (f)	$2,456	$2,483	$2,768

(a)	Amounts include consolidated variable interest entities. Our second quarter 2012 Form 10-Q included, and our third quarter 2012 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our second quarter 2012 Form 10-Q included, and our third quarter 2012 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of September 30, 2012 are estimated.
(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.
(f)	Excludes loans held for sale and purchased impaired loans. In the first quarter of 2012, we adopted a policy stating that home equity loans past due 90 days or more would be placed on nonaccrual status. Prior policy required that these loans be past due 180 days before being placed on nonaccrual status.

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

—	Changes in interest rates and valuations in debt, equity and other financial markets.
—	Disruptions in the liquidity and other functioning of U.S. and global financial markets.
—

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

—	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
—	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
—	Slowing or failure of the current moderate economic expansion.
—

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

—	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic expansion will persist and interest rates will remain very low in 2012 and 2013, despite downside risks from the “fiscal cliff” and European recession.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to forecast regulatory capital ratios will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

—

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

—	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.
—

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings,

- more -

PNC Reports Third Quarter Net Income of $925 Million and $1.64 Diluted EPS – Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

—	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

—	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	Our acquisition of RBC Bank (USA) presents us with risks and uncertainties related to the integration of the acquired businesses into PNC, including:

—

Anticipated benefits of the transaction, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

—

Our ability to achieve anticipated results from this transaction is dependent also on the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition, in part related to the state of economic and financial markets. Also, litigation and regulatory and other governmental investigations that may be filed or commenced relating to the pre-acquisition business and activities of RBC Bank (USA) could impact the timing or realization of anticipated benefits to PNC.

—

Integration of RBC Bank (USA)’s business and operations into PNC may take longer than anticipated or be substantially more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the fact that this transaction results in PNC entering several geographic markets where PNC did not previously have any meaningful retail presence.

•

In addition to the RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. These other acquisitions often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction. Acquisition risks include those presented by the nature of the business acquired as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2011 Form 10-K, as amended by Amendment No. 1 thereto, and first and second quarter 2012 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes to Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

#   #  #